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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2005

Atlantic Express Transportation Corp.
(Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	4151 (Primary Standard Industrial Classification Code Number)	13-392-4567 (IRS Employer Identification No.)

7 North Street Staten Island, New York 10302-1205
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (718) 556-8079

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Please note that Atlantic Express Transportation Corp. (the "Company") is not a public reporting company and is submitting this Current Report in order to comply with a reporting obligation under an indenture governing its debt securities.

        The Company believes that this report contains forward-looking statements within the meaning of the federal securities laws and as such involves known and unknown risks and uncertainties. These statements may use forward-looking words such as "anticipate", "estimate", "expect", "will" or other similar words. These statements discuss future expectations or contain projections of future events. Actual results may differ materially from those expressed or implied by the forward-looking statements for various reasons, including general economic conditions, reliance on suppliers, labor relations and other factors, many of which are beyond the Company's control. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 8.01.    Other Events

        The Company is providing the following discussion and analysis of its results of operations and financial condition as of and for the three and six month fiscal quarters ended December 31, 2004.

        The Company's revenues from school bus operations are significantly curtailed during the months of July and August due to school holidays. In addition, the quarterly results of school bus operations also fluctuate due to a variety of factors, including variation in the number of school days each quarter. Consequently, revenues and results for the first two fiscal quarters are not representative of annual operations and quarterly results may vary substantially, both within a fiscal year and between fiscal years.

Three Months Ended December 31, 2004 Compared to Three Months Ended December 31, 2003

        Revenues.    Revenues from school bus operations were $91.3 million for the three months ended December 31, 2004 compared to $91.4 million for the three months ended December 31, 2003, a decrease of $0.1 million or 0.1%. This decrease was primarily due to the net effect of lost contracts of $4.1 million, partially offset by $3.9 million of price increases of existing contracts and $0.2 million in new contracts.

        Revenues from paratransit and transit operations were $11.1 million for the three months ended December 31, 2004 compared to $9.6 million for the three months ended December 31, 2003, an increase of $1.5 million or 15.2%. This increase was primarily due to increases in service requirements of existing contracts.

        Cost of operations.    Cost of operations of school bus operations were $81.9 million for the three months ended December 31, 2004 compared to $77.9 million for the three months ended December 31, 2003, an increase of $4.0 million or 5.1%. Salaries and wages from school bus operations increased by $0.3 million for the three months ended December 31, 2004 due primarily to an increased day of service. As a percentage of revenues, wages increased to 52.1% for the three months ended December 31, 2004 from 51.8% for the three months ended December 31, 2003. Employee fringe benefits increased $1.9 million primarily due to higher health and group insurance benefit costs. As a percentage of revenues, employee fringe benefits increased to 18.7% for the three months ended December 31, 2004 from 16.6% for the three months ended December 31, 2003. Fuel expense increased $1.5 million and vehicle lease expense increased $0.5 million for the three months ended December 31, 2004 compared to the three months ended December 31, 2003.

        Cost of operations of paratransit and transit operations were $9.8 million for the three months ended December 31, 2004 compared to $8.3 million for the three months ended December 31, 2003, an increase of $1.5 million or 17.5%. This increase was primarily due to increased labor and employee fringe benefit costs of $1.3 million for the three months ended December 31, 2004 compared to the three months ended December 31, 2003. As a percentage of revenues, wages increased to 55.1% for the three months ended December 31, 2004 from 52.2% for the three months ended December 31, 2003.

        General and administrative expenses.    General and administrative expenses from school bus operations were $3.8 million for the three months ended December 31, 2004 compared to $4.0 million for the three months ended December 31, 2003, a decrease of $0.2 million or 5.0%. This was primarily due to reductions in administrative payroll and fringe benefits of $0.3 million, reductions in professional fees of $0.1 million and decreases in travel and entertainment expense of $0.1 million, partially offset by a $0.3 million increase in bad debt expense. As a percentage of school bus operations revenues, general and administrative expenses were 4.2% and 4.4% for the three months ended December 31, 2004 and December 31, 2003, respectively.

        General and administrative expenses from paratransit and transit operations were $0.7 million for both the three months ended December 31, 2004 and December 31, 2003. As a percentage of paratransit and transit operations revenues, general and administrative expenses decreased to 6.2% for the three months ended December 31, 2004 from 6.9% for the three months ended December 31, 2003.

        Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $5.6 million for the three months ended December 31, 2004 compared to $6.3 million for the three months ended December 31, 2003, a decrease of $0.7 million or 11.5%. The decrease was primarily due to decreased amortization expense for transportation contract rights.

        Depreciation and amortization expense from paratransit and transit operations was $0.5 million for the three months ended December 31, 2004 compared to $0.6 million for the three months ended December 31, 2003, a decrease of $0.1 million.

        Income from operations.    Operating income from school bus operations was $0.1 million for the three months ended December 31, 2004 compared to $3.2 million for the three months ended December 31, 2003, a decrease of $3.1 million or 96.9%, due to the net effect of the items discussed above.

        Operating income from paratransit and transit operations was $0.1 million for the three months ended December 31, 2004 compared to $0.0 million for the three months ended December 31, 2003, an increase of $0.1 million, due to the net effect of the items discussed above.

        Interest expense.    Interest expense from continuing operations was $5.6 million for the three months ended December 31, 2004 compared to $3.5 million for the three months ended December 31, 2003, an increase of $2.1 million or 61.4%. The increase was primarily due to $3.6 million in interest on $115.0 million in aggregate principal amount of the Company's senior secured notes due 2008, which were issued in April 2004, partially offset by decreases in deferred financing expense of $0.4 million and $1.0 million in interest on the Company's senior credit facility, due to lower average borrowing balances. Interest expense excludes certain contractual interest of $1.7 million for the three months ended December 31, 2003 as those amounts were not recorded as interest expense in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code.

        Reorganization costs.    On August 16, 2002, Atlantic Express Transportation Group, Inc. ("AETG"), the Company and most of its wholly-owned subsidiaries (the "Debtors") filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Bankruptcy Court"). Reorganization expenses, primarily consisting of trustee fees, were $0.4 million for the three months ended December 31, 2004 compared to $7.0 million for the three months ended December 31, 2003, a decrease of $6.6 million.

        Forgiveness of indebtedness.    As a result of the Debtors' plan of reorganization becoming effective, the Bankruptcy Court discharged secured and unsecured debt, trade and other miscellaneous claims and accrued interest, which resulted in the Company's recognition of $101.5 million of forgiveness of indebtedness income from continuing operations for the three months ended December 31, 2003.

        Income (loss) before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced a loss before provision for income taxes and discontinued operations of $5.9 million for the three months ended December 31, 2004 compared to income of $94.2 million for the three months ended December 31, 2003, which after excluding $101.5 million of forgiveness of indebtedness income would have resulted in a loss of $7.3 million for the three months ended December 31, 2003, a decrease in loss of $1.4 million.

        Income (loss) from discontinued operations.    The Company experienced a minimal loss from discontinued operations for the three months ended December 31, 2004 compared to a loss from discontinued operations of $0.6 million for the three months ended December 31, 2003, which included $1.4 million of forgiveness of indebtedness income, a decrease in loss of approximately $0.6 million.

Six months Ended December 31, 2004 Compared to Six months Ended December 31, 2003

        Revenues.    Revenues from school bus operations were $134.6 million for the six months ended December 31, 2004 compared to $139.3 million for the six months ended December 31, 2003, a decrease of $4.7 million or 3.4%. This decrease was primarily due to the net effect of lost contracts of $6.2 million and a $3.5 million decrease in service requirements in existing contracts. These decreases were partially offset by $4.9 million of price increases of existing contracts.

        Revenues from paratransit and transit operations were $22.2 million for the six months ended December 31, 2004 compared to $20.5 million for the six months ended December 31, 2003, an increase of $1.7 million or 8.1%. This increase was primarily due to increases of $2.2 million in service requirements of existing contracts, partially offset by $0.5 million of lost contracts.

        Cost of operations.    Cost of operations of school bus operations increased to $128.7 million for the six months ended December 31, 2004 compared to $126.3 million for the six months ended December 31, 2003, an increase of $2.4 million or 1.9%. Salaries and wages from school bus operations decreased by $0.9 million or 1.2%, for the six months ended December 31, 2004 due primarily to decreased revenue and decreases in maintenance wages due to less refurbishment of buses in the summer months. Employee fringe benefits increased $1.7 million due to increases in unemployment tax rates and union health benefit costs. As a result of better loss experience, our vehicle insurance expense decreased $0.7 million to $10.0 million for the six months ended December 31, 2004 compared to $10.7 million for the six months ended December 31, 2003. These decreases were partially offset by an increase in the cost of fuel of $1.8 million and an increase in vehicle lease expense of $0.6 million. As a percentage of revenues, wages increased 1.2% to 54.6% for the six months ended December 31, 2004 from 53.4% for the six months ended December 31, 2003. As a percentage of revenues, employee fringe benefits increased by 1.8% to 18.1% for the six months ended December 31, 2004 from 16.3% for the six months ended December 31, 2003.

        Cost of operations of paratransit and transit operations increased to $19.2 million for the six months ended December 31, 2004 compared to $17.4 million for the six months ended December 31, 2003, an increase of $1.8 million or 10.8%. This increase was primarily due to increased labor costs. As a percentage of revenues, driver, maintenance and operations payroll costs increased to 52.8% for the six months ended December 31, 2004 from 50.0% for the six months ended December 31, 2003.

        General and administrative expenses.    General and administrative expenses from school bus operations decreased to $7.1 million for the six months ended December 31, 2004 compared to $7.7 million for the six months ended December 31, 2003, a decrease of $0.6 million or 4.1%. This decrease was primarily due to reductions in administrative payroll and fringe benefits of $0.6 million and reductions in professional fees of $0.2 million, partially offset by an increase in bad debt expense of $0.3 million. As a percentage of school bus operations revenues, general and administrative expenses were 5.3% for the six months ended December 31, 2004 compared to 5.5% for the six months ended and December 31, 2003.

        General and administrative expenses from paratransit and transit operations were $1.3 million for both the six months ended December 31, 2004 and December 31, 2003. As a percentage of paratransit and transit operations revenues, general and administrative expenses were 5.8% for the six months ended December 31, 2004 compared to 6.3% for the six months ended December 31, 2003.

        Depreciation and amortization.    Depreciation and amortization expense from school bus operations was $11.2 million for the six months ended December 31, 2004 compared to $11.6 million for the six months ended December 31, 2003, a decrease of $0.4 million or 3.3%. The decrease was primarily due to a decrease in the amortization of transportation contract rights.

        Depreciation and amortization expense from paratransit and transit operations was $1.0 million for the six months ended December 31, 2004 compared to $1.2 million for the six months ended December 31, 2003, a decrease of $0.2 million or 16.7%. This decrease was primarily due to equipment fully depreciated in prior years.

        Loss from operations.    Operating loss from school bus operations was $12.4 million for the six months ended December 31, 2004 compared to $6.2 million for the six months ended December 31, 2003, an increase of $6.2 million or 100.0%, due to the net effect of the items discussed above.

        Operating income from paratransit and transit operations was $0.6 million for the six months ended December 31, 2004 compared to $0.7 million for the six months ended December 31, 2003, a decrease of $0.1 million or 4.8%, due to the net effect of the items discussed above.

        Interest expense.    Interest expense from continuing operations was $10.6 million for the six months ended December 31, 2004 compared to $6.9 million for the six months ended December 31, 2003, an increase of $3.7 million or 53.6%. The increase was primarily due to $7.2 million in interest expense on $115.0 million in aggregate principal amount of the Company's senior secured notes due 2008, which were issued in April 2004, and an increase of $0.1 million in interest expense on capital lease obligations, partially offset by a $1.2 million decrease in deferred financing expense and a $2.4 million reduction in interest expense on the Company's senior credit facility, due to a lower average borrowing balances. Interest expense excludes certain contractual interest of $5.8 million for the six months ended December 31, 2003 as those amounts were not recorded as interest expense in accordance with the AICPA's Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code.

        Reorganization costs.    On August 16, 2002, the Debtors filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. During the six months ended December 31, 2003, the Company incurred $10.6 million of reorganization costs in connection with its Chapter 11 bankruptcy case, consisting primarily of fees for its restructuring advisors and legal counsel, $3.0 million in net success fees to its creditors' restructuring advisors plus $1.1 million in restructuring bonuses to its management and key employees. For the six months ended December 31, 2004, reorganization costs decreased by $9.9 million to $0.7 million, which was primarily U.S. Trustee fees.

        Forgiveness of indebtedness.    As a result of the Debtors' plan of reorganization becoming effective, the Bankruptcy Court discharged secured and unsecured debt, trade and other miscellaneous claims and accrued interest, which resulted in the Company's recognition of $101.5 million of forgiveness of indebtedness income from continuing operations for the six months ended December 31, 2003.

        Income (loss) before provision for income taxes and discontinued operations.    Due to the net effect of the items discussed above, the Company experienced a loss before provision for income taxes and discontinued operations of $23.6 million for the six months ended December 31, 2004 compared to income of $78.5 million for the six months ended December 31, 2003, which after excluding $101.5 million of forgiveness of indebtedness income would have resulted in a loss of $23.0 million for the six months ended December 31, 2003, an increase in loss of $0.6 million.

        Income (loss) from discontinued operations.    The Company experienced a loss from discontinued operations of $0.2 million for the six months ended December 31, 2004 compared to a loss from discontinued operations of $0.3 million for the six months ended December 31, 2003, a decrease in loss of $0.1 million.

Liquidity and Capital Resources

        The Company's plan of reorganization was confirmed on September 4, 2003 and became effective on December 24, 2003. As part of the exit financing, many of the reorganized debtors entered into an Amended and Restated Loan and Security Agreement for a maximum of $100.0 million in revolving loans, letter of credit accommodations and vehicle acquisition loans, and issued $45.0 million in aggregate principal amount of exit financing senior secured notes due 2006.

        On April 22, 2004, the Company issued $105.0 million of 12% Senior Secured Notes due 2008 (the "Senior Secured Notes") and $10.0 million of Senior Secured Floating Rate Notes due 2008 (the "Floating Rate Notes" and, together with the Senior Secured Notes, the "Notes"). The Notes were issued as part of an investment unit consisting of $1,000 principal amount of the outstanding Notes and one warrant to purchase one of the Company's common shares, exercisable at $.01 per share. $2.7 million of the purchase price of the units was allocated to the warrants based upon a valuation prepared by an independent financial institution. The original issue discount (the "OID") will be amortized over the life of the Notes. In connection with the offering of the Notes, the Company incurred $10.3 million of transaction costs. Annual interest on the Floating Rate Notes is equal to the applicable LIBOR rate plus a margin of 9.2%. Interest payments on the Notes, which commenced October 15, 2004, are due on a semiannual basis through their maturity date.

        The Notes were required to be registered with the Securities and Exchange Commission (the "SEC") by October 19, 2004. Since they were not registered by that date, the Company is required to pay liquidated damages of approximately $5,530 per week for 90 days, $11,060 per week for the next 90 days, $16,590 per week for the following 90 days and $22,120 per week thereafter until such registration is effective. Through March 31, 2005, these liquidated damages total approximately $182,000.

        In addition, from and after September 30, 2006, in the event the Company does not satisfy certain leverage tests, 2% additional interest will be required to be paid on the Notes, which shall be payable in the form of payment-in-kind ("PIK") notes.

        The Notes and related guarantees are senior secured obligations and rank equal in right of payment to all other existing and future senior indebtedness and senior in right of payment to all of the Company's existing and future subordinated indebtedness. The Notes are secured by a first priority lien on substantially all of the Company's owned real properties and on substantially all of the Company's owned motor vehicles, and a second priority lien on those of the Company's assets that secure its obligations under the senior credit facility on a first priority basis. The proceeds from the sale of the collateral securing the Notes may not be sufficient to pay all amounts outstanding on the Notes.

        The indenture governing the Notes provides for optional redemption, a repurchase provision upon the existence of excess cash flow, as defined therein, and contains covenants typical of such arrangements as well as a covenant on the maintenance of a minimum trailing twelve months EBITDA of $23.0 million determined quarterly.

        Concurrently with the issuance of the Notes, the Company entered into a senior credit facility with Congress Financial Corporation ("Congress"), a predecessor of Wachovia Bank, National Association ("Wachovia"), with up to $20.0 million of borrowing availability under a revolving credit facility, subject to customary borrowing conditions and covenants, one of which was the maintenance of a minimum trailing twelve months EBITDA, as defined therein (which definition is substantially the same as that of the indenture), of $23.0 million determined monthly. The Company's senior credit facility also provides for up to $10.0 million in a letter of credit facility.

        On April 22, 2004, the Company paid off in full both exit financing facilities, including prepayment penalties, with the net proceeds of the offering of the outstanding Notes and the use of $6.6 million from the senior credit facility. The Company recorded a charge to interest expense of approximately $9.7 million consisting of the write-off of deferred finance charges of approximately $5.4 million, $3.9 million of prepayment penalties, and $0.4 million of penalty interest in connection with its exit financing senior secured notes due 2006. On May 18, 2004 the Company received approximately $6.5 million from the release of cash collateral under an automobile insurance policy in exchange for issuing a $6.5 million letter of credit under the senior credit facility. Professionals who were owed approximately $8.7 million of the $11.4 million total outstanding administrative priority claims in its Chapter 11 bankruptcy case as of April 23, 2004, were paid $2.9 million in May 2004 and the Company expects to pay the balance prior to December 31, 2005.

        In June 2004, the Company entered into an agreement (the "Receivable Agreement") with Wachovia, to sell Wachovia, without recourse, up to a maximum $5.9 million of accounts receivable of the Company. Under the Receivable Agreement, Wachovia purchases receivables at the gross amount of such accounts (less 3.25% purchase commission) and immediately credits 85% of this amount against the Company's debt under the senior credit facility with the balance credited upon Wachovia receiving cumulative collections on all receivables purchased in excess of the purchase price previously credited. The Receivable Agreement expires concurrently with the expiration of the senior credit facility. In connection with the Company's entering into the Receivable Agreement, the President and Chief Executive Officer of the Company provided a personal guarantee, as required by Wachovia, in full support of the Receivable Agreement for which he received a $125,000 guarantee fee. This fee is being amortized over the term of the Receivable Agreement. At December 31, 2004, the Company has no sold receivables.

        On August 5, 2004, the Company received $4,900,000 from GSC and signed the GSC Note. The GSC Note bears interest at 15% per annum and is payable monthly, in arrears, commencing August 31, 2004 until September 2004 and quarterly, in arrears, thereafter. The GSC Note contains identical covenants as the senior credit facility and matures the earlier of April 23, 2007 or such date as excess availability, as defined by the senior credit facility, is in excess of $7.0 million after giving effect to the repayment of principal of the GSC Note. In connection with this transaction, GSC, Wachovia and the Company signed a subordination agreement, whereby the parties agree that the Company may pay interest if excess availability is not less than $1.0 million and pay principal if excess availability is in excess of $7.0 million after giving effect to the respective repayments and no event of default (as defined in the senior credit facility) shall exist or have occurred and be continuing.

        On October 14, 2004, Wachovia amended its senior credit facility to allow Wachovia to make non-revolving supplemental loans to us of up to $3.5 million. These supplemental loans, which are not subjected to borrowing base availability, do not increase the amount of the $20.0 million senior credit facility. The $3.5 million loan, which bears interest at 12% per annum, was funded by GSC, the junior participant to the supplemental loan, on October 14, 2004. Under the terms of the definitive documentation of the supplemental loan, GSC may receive payment of the outstanding principal balance of the supplemental loans if the Company's excess availability, as defined in the senior credit facility, is not less than $5.0 million for the 30 day period immediately prior to the repayment of these loans and for each of the three business days immediately prior to the date of repayment of the loans.

        As of September 30, 2004 and through November 30, 2004, the Company was in default of its monthly last twelve months ("LTM") EBITDA maintenance covenant under its senior credit facility and was also in default with its September 30, 2004 and December 31, 2004 quarterly LTM EBITDA maintenance covenant under the indenture governing the Notes. The Company's EBITDA was $21.9 million, $20.5 million, $19.8 million and $18.1 million for the four LTM periods from September 2004 to December 2004, respectively. In addition, the Company was in default under the indenture for failing to file quarterly financial information on a timely basis and for failing to comply with the "Compliance Certificate; Notice of Default" covenant.

        The primary reasons for the reduced EBITDA were four less revenue days in New York City (with three less payroll days) for the six months ended December 31, 2004 compared to the six months ended December 31, 2003, and higher fuel costs and health and welfare costs. Fuel costs were approximately $1.8 million higher than the comparable period last year due to increased fuel prices. Health and welfare and fringe benefit costs increased approximately $1.7 million, which included surcharges due under our union contracts, which accounted for $0.7 million of the increase.

        On January 5, 2005, the Company received a waiver from Wachovia of the EBITDA maintenance covenant under its senior credit facility for the period from September 30, 2004 through November 30, 2004 and amended the senior credit facility to increase the administrative reserve, as defined in the senior credit facility, from $1.0 million to $1.5 million. On March 3, 2005 and April 15, 2005, the senior credit facility was amended again to reduce the EBITDA maintenance covenant to $13.0 million for the LTM periods ending December 31, 2004 through September 30, 2005, $16.0 million for the LTM periods ending October 31, 2005 through November 30, 2005, $19.5 million for the LTM periods ending December 31, 2005 through February 28, 2006 and $23.0 million for the LTM period ending March 31, 2006 and thereafter. In addition, the senior credit facility was amended to approve the issuance of $15.0 million of additional indebtedness.

        Effective March 3, 2005, the Company also received a similar waiver for the EBITDA maintenance covenant and a similar amendment reducing the EBITDA maintenance covenant from GSC for the GSC Note, as described above.

        On February 23, 2005, the Company received and accepted consents from the holders of a majority of the outstanding principal amount of the Notes, whereby the holders consented to waivers and amendments to the indenture governing the Notes, which in substance (1) permitted the Company to borrow up to $15.0 million (plus the principal amount of new PIK notes issued in connection therewith) of additional indebtedness, (2) amended the indenture to modify the "Maintenance of Consolidated EBITDA" covenant (the "EBITDA Covenant") so that it would not apply until the LTM period ending March 31, 2006 and to provide for a $4.0 million increase in the required minimum consolidated EBITDA in each of the next three quarters until December 31, 2006 after which the required minimum consolidated EBITDA will remain at $35.0 million until the maturity of the Notes, and (3) waived the Company's failure to comply with the existing EBITDA Covenant and failure to file various certificates and notices to the trustee required by the indenture.

        On March 3, 2005, concurrently with the execution of the supplemental indenture to the indenture governing the Notes, the Company issued $15.0 million of third priority senior secured notes due 2008 (the "Additional Indebtedness"). The Additional Indebtedness was issued with warrants to acquire 40,752 shares, which is 5% of the Company's common stock (the "Additional Warrants"). $0.9 million of the purchase price was allocated to the Additional Warrants using the same methodology, which was based upon a valuation determination prepared by an independent financial institution, that was used for the warrants issued with the Notes. The original issue discount will be amortized over the life of the

Additional Indebtedness. In connection with the offering of the Additional Indebtedness, the Company incurred $2.5 million of transaction costs. Interest on the Additional Indebtedness is 10% per annum in cash and PIK interest of 1.0% per annum, payable semi-annually in arrears on April 15 and October 15, which commenced on April 15, 2005. The Additional Indebtedness is secured by a third priority lien on all of the Company's and its subsidiaries' real property and a third priority lien on those assets that secure the Company's and its subsidiaries' senior credit facility on a first priority basis. Although the Additional Indebtedness is not and will not be registered with the SEC, the Additional Warrants have registration rights.

        Based upon the Company's internal unaudited financial statements of December 2004, January 2005 and February 2005, the Company's monthly LTM EBITDA, as defined in its senior credit facility, was $18.1 million, $18.7 million and $17.2 million, respectively, and it is now in compliance with the EBITDA maintenance covenant under the senior credit facility. As a result of the consent solicitation described above, the EBITDA Covenant governing the Notes will not apply until March 31, 2006. Failure to comply with the covenants contained in the Company's indenture, senior credit facility or Additional Indebtedness could result in an event of default, which could permit acceleration of the related debt. The Company believes that it will be able to comply with the EBITDA maintenance covenant under both its senior credit facility and indenture for the next year.

        The Company has sold the assets of and have closed its New Jersey bus sales operations and its captive insurance company, Atlantic North Casualty Company. In September 2004, the Company received proceeds of $1.5 million form the sale of assets of its New Jersey bus sales operations and approximately $1.0 million from the liquidation of Atlantic North Casualty Company.

        The Company operated a fleet of approximately 6,300 vehicles as of December 31, 2004 and consumes substantial quantities of fuel for its operations. Based on its current operations, an increase in fuel costs of ten cents per gallon will increase the Company's cost of fuel purchased by approximately $1.0 million on an annual basis.

        Capital expenditures from continuing operations for the six months ended December 31, 2004 and 2003 totaled $2.6 million and $14.3 million, respectively. Capital expenditures for the three months ended September 30, 2003 included $5.4 million for new vehicles purchased primarily in connection with additional routes received in connection with the Company's New York City Department of Education, or DOE, contract, which generated an additional $20.0 million in revenues in fiscal 2004.

        In August 2004 and October 2004, the Company entered into two master lease agreements. In the aggregate, these agreements enable the Company to lease vehicles with invoice costs of up to approximately $13.0 million. The lease terms range from four to seven years and contain terminal rental adjustment clauses, which require the Company to make up any difference between a projected value and the fair market value or the net proceeds from the sale of the vehicles at lease expiration. The projected value is 20% of the vehicles' cost. In connection with these agreements, GSC provided to the lessors approximately $2.6 million in escrow deposits or letters of credit. The Company agreed to pay GSC an annual administrative fee of 15% of the security to secure the obligations of the Company. The majority of the Company's fiscal 2005 vehicle capital expenditure requirements were acquired through these agreements. Vehicle leases under these two master lease agreements will be accounted for as operating leases.

        The Company intends to continue to selectively acquire contracts, especially those requiring minimum capital expenditures, to the extent that it is able to finance these from operating cash flows and/or additional equity contributions, or other sources of funds.

        Contracts with the Company's largest customer, the DOE, expire June 30, 2005 and the Company has been negotiating with the DOE to extend those contracts. While the Company believes it has reached tentative agreement with the DOE which will provide extensions with increases which the Company believes are fair, a failure to extend those contracts at rates acceptable to the Company will have a material adverse effect on future operations.

        On April 15, 2005, the Company entered into two agreements to sell two of its facilities. The first agreement was for a gross purchase price of $4.4 million and the leaseback of the same property for a period of approximately twenty years. The tripe net lease calls for monthly payments of $36,666 with annual increments of 2%. The Company is responsible for all real estate taxes and certain insurance costs. The second agreement was for a gross purchase price of $5.0 million and the leaseback of the same property for a period of approximately ten years. The triple net lease calls for monthly payments of $39,583 with annual increments of 2.5%. The Company is responsible for all real estate taxes and certain insurance costs. The indenture governing the Notes limits, but does not prohibit, the Company from selling assets, including assets constituting collateral securing the Notes. Any sale of assets by the Company will be made in compliance with the asset sale covenant of the indenture governing the Notes.

        The Company estimates, in addition to normal working capital requirements, it will need the following cash flows to finance its operations: $19.0 million to service its interest obligations, $4.0 million primarily for non-vehicle capital expenditures and $3.2 million for amortization of debt and capital lease obligations. The Company believes that borrowings under its senior credit facility and the Receivable Agreement, plus the proceeds from the Additional Indebtedness, the GSC Note, the GSC supplemental loan and the sale and leaseback transactions, together with its existing cash and cash flow from operations, including the anticipated effect of the Company's proposed extension agreement with the DOE, will be sufficient to fund its anticipated requirements for the next year.

        The Company's level of indebtedness may make it more difficult for it to satisfy its obligations with respect to the Notes because a substantial portion of its cash flow from operations will be dedicated to debt service payments. Accordingly, the Company's cash flow availability to fund increases in working capital and capital expenditures may be restricted, as will our flexibility in planning for, or reacting to, changes in its business, industry or general adverse economic conditions.

        As of December 31, 2004, total current assets were $72.3 million and total current liabilities were $65.3 million. At December 31, 2004, the Company's debt under the senior credit facility was $19.9 million and the Company had $0.1 million in borrowing availability, based on its borrowing base calculations. The Company's letter of credit line was fully utilized. As of December 31, 2004, including the $115.0 million of principal amount outstanding under the Notes (reduced by the unamortized original issue discount of $2.2 million) the total debt and shareholder's equity were $149.2 million and $42.6 million, respectively. On March 23, 2005, the Company's debt under the senior credit facility was $14.0 million (including a $3.5 million supplemental loan) and it had $6.0 million in borrowing availability, based upon its borrowing base calculations. On March 23, 2005, the Company had $115.0 million outstanding of the Notes and $15.0 million outstanding of Third Priority Notes.

        Net cash provided by (used in) operating activities.    Net cash used in operating activities was $9.8 million for the six months ended December 31, 2004, resulting primarily from a use of cash due to changes in the components of working capital of $0.6 million plus $14.7 million of depreciation, amortization and other non-cash items, partially offset by $23.9 million used in operating activities. .

        Net cash provided by operating activities was $16.9 million for the six months ended December 31, 2003, primarily due to cash of $28.0 million resulting from changes in the components of working capital (primarily consisting of increases in accounts payable, accrued expenses, other current liabilities and accrued compensation and decreases in accounts receivable, due to the seasonality of receivables, and decreases in inventory, due to the sale of one of the Company's bus sale operations and the closing of the other), and $15.4 million of non-cash items of depreciation and amortization, partially offset by $26.5 million used in operating activities.

        Net cash provided by (used in) investing activities.    For the six months ended December 31, 2004, the Company made $2.6 million of capital expenditures. Of these, $0.4 million of capital expenditures were directly financed with capital leases and the balance of capital expenditures was financed from operating cash flows. For the six months ended December 31, 2003, the Company made $14.3 million of capital expenditures, including $5.4 million for vehicle capital expenditures relating to additional routes received from the DOE. Of these, $7.5 million of capital expenditures were directly financed with capital leases and the balance of capital expenditures was financed from operating cash flows.

        Net cash provided by (used) in financing activities.    Net cash provided by financing activities totaled $8.6 million for the six months ended December 31, 2004 due to $4.9 million of new borrowings from a senior unsecured note and $5.7 million net borrowings under the senior credit facility, partially offset by $1.1 million in payments on borrowings under capital leases and purchase money mortgages and $0.9 million in deferred financing costs.

        Net cash used in financing activities totaled $12.4 million for the six months ended December 31, 2003 due to (1) $40.6 million in net payments under the revolving line of credit, (2) $12.5 million repayment of the GSC debtor-in-possession ("DIP") loan, (3) $5.0 million in new deferred financing costs, (4) $1.2 million in payments on borrowings under capital leases and purchase money mortgages and (5) $0.5 million in payments to holders of the Company's 10 3/4% senior secured notes due 2004 and the lender of an $8.2 million supplemental loan in connection with the Company's plan of reorganization, partially offset by $45.0 million of new borrowing under the Company's senior secured notes due 2006 and $2.5 million of additional borrowings from GSC under the DIP financing facility.

        The Company operated a fleet of approximately 6,300 vehicles as of December 31, 2004 and consumes substantial quantities of fuel for its operations. Based on its current operations, an increase in fuel costs of ten cents per gallon will increase its cost of fuel purchased by approximately $1.0 million on an annual basis. From time to time in the past, the Company has entered into hedging contracts to protect itself from fluctuations in the cost of fuel, and it may seek to do the same in the future. The Company currently does not have any fuel hedging agreements in place, but it continually evaluates entering into such agreements if it believes increases in fuel costs are likely. No assurance can be given that the Company will be able to adequately protect itself from fluctuating fuel costs even if it enters into hedging contracts.

        As of December 31, 2004, the Company's only material variable rate borrowings are the Floating Rate Notes (LIBOR plus 9.2% interest) and $16.5 million of the $20.0 million of borrowings under the Company's $20.0 million senior credit facility (prime plus 1% interest). As of December 31, 2004, the Company had approximately $10.0 million in letters of credit and $19.9 million (of which $3.5 million has a fixed interest rate of 12%) of borrowings outstanding under its senior credit facility. A 100 basis point increase in interest rates, applied to the Company's variable rate borrowings as of December 31, 2004, would result in an annual increase in interest expense and a corresponding reduction in cash flow of approximately $0.3 million.

Item 9.01.    Financial Statements and Exhibits

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2004	December 31, 2004
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,741,683	$326,002
Restricted cash and cash equivalents	1,110,516	71,297
Accounts receivable, net of allowance for doubtful accounts of $1,335,000 and $1,651,000, respectively	46,971,018	47,179,758
Inventories	2,799,736	2,845,843
Assets of discontinued operations	1,550,000	—
Prepaid insurance	19,615,906	17,507,477
Prepaid expenses and other current assets	2,626,106	4,356,587

Total current assets	78,414,965	72,286.964
Property, plant and equipment, at cost, less accumulated depreciation	149,077,523	139,233,314
Other assets:
Restricted cash and cash equivalents	4,910,810	5,779,193
Restricted marketable securities	4,568,224	3,916,731
Transportation contract rights, net	5,611,437	5,090,679
Deferred financing costs, net	8,936,791	8,534,133
Deposits and other non-current assets	4,810,689	5,073,699

Total other assets	28,837,951	28,394,435

	$256,330,439	$239,914,713

Liabilities and shareholder's equity
Current liabilities:
Current portion of long-term debt	$16,375,354	$22,358,982
Current portion of capital lease obligations	1,078,776	1,204,751
Insurance financing payable	3,809,504	255,075
Controlled disbursements account—checks issued not funded	2,585,159	4,518,721
Accounts payable, accrued expenses and other current liabilities	24,296,645	26,192,736
Accrued compensation	4,895,246	2,781,174
Current portion of insurance reserves	3,460,000	3,120,000
Accrued interest	3,122,944	3,522,915
Payable to creditors under the plan of reorganization	1,513,080	1,370,140

Total current liabilities	61,136,708	65,324,494
Long-term debt, net of current portion	116,253,926	120,325,969
Capital lease obligations, net of current portion	5,332,901	5,316,702
Insurance reserves, net of current portion and other long-term liabilities	966,076	272,049
Deferred state and local income taxes	922,000	922,000
Payable to creditors under the plan of reorganization, net of current portion	5,238,336	5,193,286
Commitments and contingencies
Shareholder's equity:
Common stock, par value $.01 per share, authorized shares 1,303,200; issued and outstanding 651,600	6,516	6,516
Additional paid-in capital	109,142,001	109,142,001
Accumulated deficit	(42,629,517)	(66,617,395)
Accumulated other comprehensive income (loss)	(38,508)	29,091

Total shareholder's equity	66,480,492	42,560,213

	$256,330,439	$239,914,713

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2004	2003	2004
	(unaudited)		(unaudited)
Revenues:
School bus operations	$91,409,620	$91,297,332	$139,327,919	$134,601,875
Paratransit and transit operations	9,648,427	11,112,974	20,491,286	22,157,820

Total revenues	101,058,047	102,410,306	159,819,205	156,759,695
Costs and expenses:
Cost of operations—School bus operations	77,923,650	81,874,884	126,282,734	128,708,543
Cost of operations—Paratransit and transit operations	8,338,253	9,794,627	17,354,308	19,231,223
General and administrative	4,668,638	4,464,915	8,968,423	8,385,829
Depreciation and amortization	6,936,084	6,095,328	12,753,345	12,209,697

Total operating costs and expenses	97,866,625	102,229,754	165,358,810	168,535,292

Income (loss) from operations	3,191,422	180,552	(5,539,605)	(11,775,597)
Other income (expense):
Interest expense (contractual interest of $7,295,494, $0, $14,083,457 and $0, for the three months ended December 31, 2003 and 2004 and the six months ended December 31, 2003 and 2004, respectively)	(3,483,624)	(5,623,207)	(6,896,587)	(10,589,411)
Reorganization costs	(6,979,723)	(355,719)	(10,570,583)	(695,578)
Forgiveness of indebtedness income	101,492,510	—	101,492,510	—
Other	102	(108,717)	31,826	(588,084)

Income (loss) before provision for income taxes and discontinued operations	94,220,687	(5,907,091)	78,517,561	(23,648,670)
Provision for income taxes	(408,350)	(36,000)	(424,400)	(72,000)

Income (loss) before discontinued operations	93,812,337	(5,943,091)	78,093,161	(23,720,670)
Loss from discontinued operations	(580,064)	(32,714)	(332,973)	(167,208)

Net income (loss)	$93,232,273	$(5,975,805)	$77,760,188	$(23,887,878)

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended December 31,
	2003	2004
	(unaudited)
Cash flows from operating activities
Net income (loss)	$77,760,188	$(23,887,878)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Forgiveness of indebtedness	(102,901,289)	—
Gain on sales of marketable securities and investments	(5,022)	(10,793)
Depreciation	11,826,839	11,631,441
Fixed asset impairment	214,193	—
Amortization	3,536,028	1,889,083
Amortization of original issue discount	—	339,132
Reserve for doubtful accounts receivable	60,000	360,000
Write off of accounts receivable	—	(44,270)
Gain on sales of fixed assets	(51,752)	—
Loss on sales of fixed assets	46,644	503,585
Deferred state and local income taxes	372,000	—
Decrease (increase) in:
Restricted cash and cash equivalents	(65,390)	1,039,219
Accounts receivable	6,153,883	(524,470)
Inventories	3,264,644	(46,107)
Prepaid expenses and other current assets	1,190,144	1,927,948
Deposit and other non-current assets	(393,048)	(320,508)
Increase (decrease) in:
Accounts payable, accrued expenses, other current liabilities and accrued compensation	19,598,131	181,990
Controlled disbursement account	(26,744)	1,933,562
Insurance financing payable	(2,038,037)	(3,554,429)
Payable to creditors under plan of reorganization	—	(187,990)
Insurance reserve and other long-term liabilities	(1,606,548)	(1,034,027)

Net cash provided by (used in) operating activities	16,934,864	(9,804,512)

Cash flows from investing activities
Additions to property, plant and equipment	(6,793,709)	(2,201,443)
Purchase of transportation contract rights	(79,154)	—
Due from parent	(461,688)	—
Proceeds from sales of fixed assets	854,963	286,676
Increase (decrease) in restricted cash and cash equivalents	293,291	(868,383)
Purchases of marketable securities	(1,153,898)	(4,850,883)
Proceeds from sales or redemptions of marketable securities	737,029	5,561,866
Distributions to parent company	—	(100,000)

Net cash used in investing activities	(6,603,166)	(2,172,167)

Atlantic Express Transportation Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended December 31,
	2003	2004
	(unaudited)
Cash flows from financing activities
Payment of GSCP DIP loan	$(10,000,000)	$—
Proceeds from Senior Secured Notes	45,000,000	—
Proceeds from new senior credit facility	—	5,650,747
Payment of revolving line of credit	(40,640,760)	—
Proceeds from Senior Unsecured Note	—	4,900,000
Principal payments on borrowings and capital lease obligations	(1,683,851)	(1,100,482)
Deferred financing	(5,048,931)	(889,267)

Net cash (used in) provided by financing activities	(12,373,542)	8,560,998

Net decrease in cash and cash equivalents	(2,041,844)	(3,415,681)
Cash and cash equivalents, beginning of year	3,101,088	3,741,683

Cash and cash equivalents, end of period	$1,059,244	$326,002

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$3,971,709	$8,362,455

Income taxes	$154,038	$75,145

Supplemental disclosure on noncash financing activity
Capital lease obligations incurred for purchases of vehicles	$7,529,216	$376,050

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2005

ATLANTIC EXPRESS TRANSPORTATION CORP.
/s/ NEIL J. ABITABILO
Name: Neil J. Abitabilo Title: Chief Financial Officer

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Atlantic Express Transportation Corp. and Subsidiaries Consolidated Balance Sheets
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Operations
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
Atlantic Express Transportation Corp. and Subsidiaries Consolidated Statements of Cash Flows
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